Exhibit 99.1

Acadia Realty Trust Reports Fourth Quarter and Full Year 2007 Operating Results

NEW YORK--(BUSINESS WIRE)--Acadia Realty Trust (NYSE: AKR – “Acadia” or the “Company”), a real estate investment trust (“REIT”), today reported operating results for the quarter and year ended December 31, 2007. All per share amounts discussed below are on a fully diluted basis. In addition, funds from operations (“FFO”) for the year ended December 31, 2007 are adjusted as discussed below.

Fourth Quarter and Full Year 2007 Highlights

FFO up 9%, EPS from continuing operations up 13% for the year 2007 over 2006

  Funds from operations (“FFO”) per share of $0.29 for the fourth quarter 2007 compared to $0.31 for fourth quarter 2006 and FFO of $1.30 for the year ended December 31, 2007 compared to $1.19 for the year ended December 31, 2006
  Earnings per share (“EPS”) from continuing operations for fourth quarter 2007 of $0.10 compared to $0.12 for fourth quarter 2006 and EPS from continuing operations of $0.54 for the year ended December 31, 2007 compared to $0.48 for the year ended December 31, 2006

Strong balance sheet with increased liquidity

  Total liquidity at December 31, 2007, excluding Acadia’s opportunity funds, of $196 million consisting of $103 million of cash on hand and $93 million available on existing lines of credit
  Increased quarterly dividend 5% to $0.84 on annualized basis
  Maintained strong balance sheet ratios for the quarter

Fourth quarter 2007 portfolio occupancy up 40 basis points over previous quarter

  December 31, 2007 occupancy at 94.2% versus 93.8% in the third quarter 2007
  Same store net operating income increased 2.9% for the fourth quarter 2007 compared to fourth quarter 2006

Successfully continued non-core recycling initiative

  Disposed of residential complex located in Columbia, Missouri
  Declared a special capital gain dividend of $0.2225 per Common Share

Commenced investment activities for Fund III

  Closed on first two investments in recently launched Fund III during 2007
  Entered into agreement to acquire approximately 1.2 million square foot self-storage portfolio
  Total acquisition and development costs for these investments aggregate approximately $300 million

Fourth Quarter and Full Year 2007 Operating Results

For the quarter ended December 31, 2007, FFO was $10.0 million, or $0.29 per share, compared to $10.3 million, or $0.31 per share for the quarter ended December 31, 2006. For the year ended December 31, 2007, FFO was $44.0 million or $1.30 per share compared to $40.2 million, or $1.19 per share for the year ended December 31, 2006. FFO for 2007 is adjusted to include the extraordinary gain from the Company’s RCP investments as discussed in Note 4 to the Financial Highlights included herein.

EPS from continuing operations was $0.10 for the fourth quarter 2007 compared to $0.12 for the fourth quarter 2006 and $0.54 for the year ended December 31, 2007 compared to $0.48 for the year ended December 31, 2006.

EPS was $0.27 for the fourth quarter 2007 compared to $0.78 for the fourth quarter 2006 and $0.82 for the year ended December 31, 2007 compared to $1.18 for the year ended December 31, 2006.

Following are the key factors in comparing full year EPS for 2007 and 2006:

  Income from continuing operations increased $2.4 million primarily as a result of 2007 property acquisitions, increases in fee and promote income earned from the Company’s opportunity funds. Fee and promote income are earned from the Company’s consolidated opportunity funds. The fee and promote income, which is eliminated in consolidation, results in a greater allocation to the Company of earnings from the opportunity funds in the form of a reduction in the minorities’ interest in earnings from such funds. These were partially offset by an increase in general and administrative expense and depreciation and amortization.
  Income from discontinued operations decreased $17.9 million primarily due to a greater number of property sales and related gains in 2006.
  Income from extraordinary item increased $3.7 million for 2007 as a result of the Company’s investment in Albertson’s through its RCP Venture.

Retail Portfolio Performance – Occupancy Increases to 94.2%

Acadia’s portfolio occupancy (includes pro-rata share of joint venture operating properties) was 94.2% for the quarter ended December 31, 2007. This represents an increase of 40 basis points from 93.8% occupancy at September 30, 2007 and 20 basis points over December 31, 2006 occupancy. For the quarter ended December 31, 2007, same store net operating income (“NOI”) increased 2.9% from fourth quarter 2006. For the year ended December 31, 2007, same store NOI increased approximately 0.6%, compared with the same period in 2006.

During the fourth quarter of 2007, Acadia realized an average rent increase of 22.4% on new and renewal leases totaling 102,000 square feet representing 2% of the portfolio’s gross leasable area. Including the effect of the straight-lining of rents, the Company realized average rent increases of 26.4% on new and renewal leases.

During the quarter, Acadia completed the sale of a wholly-owned multi-family property located in Columbia, Missouri in connection with its non-core recycling program. This initiative has also included the sale of five properties since the fourth quarter of 2006. Consistent with Acadia’s focus on recycling into high-barrier, supply-constrained markets, it has replaced certain of these assets in tax efficient transactions including properties in the Bronx, Staten Island, Manhattan and Philadelphia. In connection with this program, the Company also declared a special capital gain dividend of $0.2225 per Common Share during December of 2007.

Strong Balance Sheet - Available Liquidity

Acadia continues to maintain a solid financial position at December 31, 2007 as evidenced by the following:

  Cash on hand, excluding Acadia’s opportunity funds, of $103 million and availability of approximately $93 million on existing lines of credit totaling $196 million at December 31, 2007
  Fixed-charge coverage ratio of 2.9 to 1 for the fourth quarter 2007
  Debt to total market capitalization of 34%
  Excluding the special dividend of $0.2225 declared in December 2007, dividend payout ratio for the fourth quarter 2007 of 72% of FFO; year-to-date 2007 payout ratio is 62%
  93% of the Company’s total mortgage debt is fixed-rate, inclusive of long-term interest rate swaps and pro-rata share of consolidated joint venture debt

External Growth Initiatives - Acadia Fund III launched and Urban/Infill Pipeline Expanded during 2007

Fund III

During the second quarter 2007, Acadia closed on its third discretionary investment fund, Acadia Strategic Opportunity Fund III LLC ("Fund III"). Fund III is capitalized with commitments of $503 million of discretionary institutional capital, which will enable the fund to acquire or develop approximately $1.5 billion of assets on a leveraged basis.

During the fourth quarter, the Company, through Fund III, closed on two investments: Sheepshead Bay, located in Brooklyn, New York and Westport, Connecticut and entered into an agreement to acquire a self-storage portfolio. The total acquisition and redevelopment costs for these investments are estimated to be in excess of $300 million; $208 million in acquisition costs with additional anticipated development costs totaling $107 million and utilizing approximately $100 million of Fund III equity capital including $20 million of Company equity capital.

New York Urban/Infill Redevelopment Pipeline Expanded

Sheepshead Bay - During the fourth quarter, the Company, through Fund III, closed on its tenth New York Urban/Infill Redevelopment project with P/A Associates. The project is located in Sheepshead Bay, Brooklyn, New York, a well-established residential community with significant retailer demand. The preliminary redevelopment plan for this project is to demolish the existing site and develop a retail center with up to 240,000 square feet.

Canarsie - Also in the fourth quarter, the Company, and its partners at P/A Associates received all the necessary approvals and acquired a 530,000 square foot warehouse building in Canarsie, Brooklyn, for approximately $21.0 million. As was previously discussed, the development plan for this property includes the demolition of a portion of the warehouse and the construction of a 320,000 square foot mixed-use project consisting of retail and self-storage. This acquisition is the final new investment of Fund II.

The Company currently has ten projects totaling over 2.4 million square feet. A schedule of estimated timing, cost, square footage and anchor tenants of this pipeline is included in the Company’s quarterly supplement as posted on its website. The current status of this portfolio is as follows:

  The development of 216th Street in New York and Liberty Avenue in Ozone Park, Queens is complete and the properties are open and operating
  Four projects are currently under construction. Pelham Manor Shopping Center is expected to be completed during the second half of 2008 and Fordham Place is scheduled to be completed in the first half of 2009
  161st Street, located in the Bronx, New York, is operating while proceeding with tenant relocations and/or expirations
  Three projects are currently in design phase

Self-Storage Investment

During December, Acadia, through Fund III, and in conjunction with its current self-storage partner, Storage Post, entered into an agreement to acquire a portfolio of ten self-storage properties from Storage Post’s existing institutional investors.

The portfolio, totaling approximately 1.2 million square feet and located throughout New York and New Jersey, is currently 70% occupied with significant lease-up potential. Fund III has contracted to acquire the portfolio for approximately $160 million. The portfolio will continue to be operated by Storage Post, who will remain an equity partner.

In January 2008, Acadia, through Fund III, entered into an agreement to acquire an additional Storage Post self-storage project currently under construction for approximately $11 million from the same seller. The Company anticipates closing on all 11 projects in the first quarter 2008.

Currently, Acadia, in partnership with Storage Post, has four redevelopments with a self-storage component: Liberty Avenue, Pelham Manor, Canarsie and Atlantic Avenue.

Main Street Development in Westport, Connecticut

During the fourth quarter, the Company closed on a second Fund III investment located on Main Street in Westport, Connecticut. This property will be fully renovated to include up to 30,000 square feet of retail. This project, which currently includes a 2,400 square foot Brooks Brothers, is consistent with the Company’s “Main Street” development program including Greenwich Avenue in Greenwich, Connecticut.

Fund I

During the fourth quarter 2007, Fund I completed the sale of two shopping centers located near Cleveland, Ohio in connection with the monetization of its assets, .

Outlook - Earnings Guidance for 2008

On a fully diluted basis, the Company currently forecasts its 2008 annual FFO will range from $1.25 to $1.35 per share. 2008 earnings per share is expected to range from $0.66 to $0.76.

Following are management’s assumptions for estimated 2008 FFO:

  Core and pro-rata share of opportunity fund portfolio income of $41.8 million to $42.6 million assuming 1% to 3% same-store NOI growth and after dilution from both non-core asset sales and reduced interest rates earned on short-term investment of working capital (2007 income was approximately $41.8 million)
  General and administrative expense of $26.0 to $27.0 million (2007 was approximately $24.9 million)
  Asset and property management fee income totaling approximately $10.1 million, net of taxable REIT subsidiary (“TRS”) taxes (2007 was approximately $9.2 million)
  Transactional fee, promote and RCP income, net of TRS taxes, of approximately $17.5 to $19.4 million (2007 was approximately $17.9 million)

Management will discuss Acadia’s 2008 earnings guidance in further detail on its fourth quarter earnings conference call.

The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance Range for 2008	Low	High
Earnings per diluted share	$0.66	$0.76
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	0.52	0.52
Unconsolidated partnerships	0.05	0.05
Minority interest in Operating Partnership	0.02	0.02
Funds from operations	$1.25	$1.35

Management Comments

“We are quite pleased with our fourth quarter and full year 2007 results”, stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “With a solid core portfolio, a healthy balance sheet with significant liquidity and our newly launched Fund III, we are well-positioned to capitalize on the opportunities that are beginning to present themselves. While the short-term dilution from our non-core dispositions and cash on hand may temporarily slow our earnings growth, these are prudent and opportunistic measures that should enable us to continue to create long-term shareholder value.”

Investor Conference Call

Management will conduct a conference call on Thursday, February 14, 2008 at 2:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 1-866-510-0707 (internationally 617-597-5376). The pass-code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 88893201. The phone replay will be available through Thursday, February 21, 2008.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail properties, including neighborhood/community shopping centers and mixed-use properties with retail components.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding our future earnings, estimates regarding the timing of completion of, and costs relating to, our real estate redevelopment projects. Factors that could cause our forward-looking statements to differ from our future results include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the SEC on March 1, 2007 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the Company’s reliance on revenues derived from major tenants; (ii) the Company’s limited control over joint venture investments; (iii) the Company’s partnership structure; (iv) real estate and the geographic concentration of our properties; (v) market interest rates; (vi) leverage; (vii) liability for environmental matters;(viii) the Company’s growth strategy; (ix) the Company’s status as a REIT (x) uninsured losses and (xi) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Years ended December 31, 2007 and 2006
(dollars in thousands, except per share data)

	For the quarters ended		For the years ended
	December 31,		December 31,
Revenues	2007	2006	2007	2006
Minimum rents	$19,262	$16,794	$72,051	$63,629
Percentage rents	220	204	625	1,192
Expense reimbursements	3,672	3,774	13,318	14,538
Other property income	362	347	1,031	857
Management fee income	660	1,371	4,064	5,625
Interest income	2,641	2,334	10,315	8,311
Other	--	507	165	1,648
Total revenues	26,817	25,331	101,569	95,800
Operating expenses
Property operating	4,800	3,877	15,881	12,857
Real estate taxes	2,503	2,733	9,678	10,095
General and administrative	6,732	3,910	23,058	19,782
Depreciation and amortization	8,153	7,307	27,506	25,361
Total operating expenses	22,188	17,827	76,123	68,095
Operating income	4,629	7,504	25,446	27,705
Equity in earnings of unconsolidated affiliates	2,362	(561)	6,619	2,559
Interest expense	(6,112)	(5,511)	(22,775)	(20,377)
Minority interest	2,414	1,753	9,063	5,227
Income from continuing operations before income taxes	3,293	3,185	18,353	15,114
Income taxes	(52)	682	(297)	508
Income from continuing operations	3,241	3,867	18,056	15,622
ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Years ended December 31, 2007 and 2006
(dollars in thousands, except per share data)

	For the quarters ended		For the years ended
	December 31,		December 31,
	2007	2006	2007	2006
Discontinued operations:
Operating income from discontinued operations	389	1,280	377	2,879
Gain on sale	5,513	20,974	5,271	20,974
Minority interest	(116)	(431)	(111)	(462)
Income from discontinued operations	5,786	21,823	5,537	23,391
Net income before extraordinary item	9,027	25,690	23,593	39,013

Extraordinary item:
Share of extraordinary gain from investment in unconsolidated affiliate	--	--	30,200	--
Minority interest	--	--	(24,167)	--
Income taxes	--	--	(2,356)	--
Income from extraordinary item	--	--	3,677	--
Net income	$9,027	$25,690	$27,270	$39,013

Net income per Common Share – Basic
Net income per Common Share – Continuing operations	$0.10	$0.12	$0.55	$0.48
Net income per Common Share – Discontinued operations	0.17	0.67	0.17	0.72
Net income per Common Share – Extraordinary item	--	--	0.11	--
Net income per Common Share	$0.27	$0.79	$0.83	$1.20
Weighted average Common Shares	32,973	32,515	32,907	32,502

Net income per Common Share – Diluted [2]
Net income per Common Share – Continuing operations	$0.10	$0.12	$0.54	$0.48
Net income per Common Share – Discontinued operations	0.17	0.66	0.17	0.70
Net income per Common Share – Extraordinary item	--	--	0.11	--
Net income per Common Share	$0.27	$0.78	$0.82	$1.18
Weighted average Common Shares	33,328	33,187	33,309	33,153
ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Years ended December 31, 2007 and 2006
(dollars in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (3) AND ADJUSTED FUNDS FROM OPERATIONS

	For the quarters ended		For the years ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$9,027	$25,690	$27,270	$39,013
Depreciation of real estate and amortization of leasing costs (net of minority interests' share)
Wholly owned and consolidated affiliates	5,844	4,950	19,669	20,206
Unconsolidated affiliates	399	559	1,736	1,806
Income attributable to minority interest in Operating Partnership	198	516	614	803
Distributions – Preferred OP Units	11	67	29	255
Loss (gain) on sale (net of minority interests' share and income taxes)	(5,513)	(21,437)	(5,271)	(21,875)
Extraordinary item (net of minority interests' share and income taxes)	--	--	(3,677)	--
Funds from operations	9,966	10,345	40,370	40,208
Add back: Extraordinary item, net [4]	--	--	3,677	--
Funds from operations, adjusted for extraordinary item	$9,966	$10,345	$44,047	$40,208
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units [5]	33,992	33,829	33,972	33,800
Funds from operations, adjusted, per share	$0.29	$0.31	$1.30	$1.19
ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Years ended December 31, 2007 and 2006
(dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME ("NOI")

	For the quarters ended		For the years ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating income	$4,629	$7,504	$25,446	$27,705

Add back:
General and administrative	6,732	3,910	23,058	19,782
Depreciation and amortization	8,153	7,307	27,506	25,361

Less:
Management fee income	(660)	(1,371)	(4,064)	(5,625)
Interest income	(2,641)	(2,334)	(10,315)	(8,311)

Straight line rent and other adjustments	(820)	(153)	(2,035)	7

Consolidated NOI	15,393	14,863	59,596	58,919

Minority interest in NOI	195	(547)	1,064	(1,613)
Pro-rata share of NOI	$15,588	$14,316	$60,660	$57,306
SELECTED BALANCE SHEET INFORMATION
	As of
	December 31, 2007	December 31, 2006

Cash and cash equivalents	$123,343	$139,571
Rental property, at cost	854,074	650,051
Total assets	999,012	851,692
Notes payable	517,903	419,507
Total liabilities	587,165	496,836

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as minority interest in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 The extraordinary item represents the Company’s share of estimated extraordinary gain related to its investment in Albertson’s. The Albertson’s entity has recorded an extraordinary gain in connection with the allocation of purchase price to assets acquired. The Company considers this as an investment in an operating business as opposed to real estate. Accordingly, all gains and losses from this investment are included in FFO which management believes provide a more accurate reflection of the operating performance of the Company.

5 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 664 and 642 OP Units into Common Shares for the quarters ended December 31, 2007 and 2006, respectively, and 663 and 647 OP Units into Common Shares for the years ended December 31, 2007 and 2006, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 and 337 Common Shares for the quarters ended December 31, 2007 and 2006, respectively, and the conversion of Preferred OP Units into 67 and 337 Common Shares for the years ended December 31, 2007 and 2006, respectively.

CONTACT:
Acadia Realty Trust
Debra Miley, 914-288-8140
Media Relations